EXHIBIT 99.1


                  AVADO BRANDS Obtains Consent of Note Holders

     Madison, Ga. (May 27, 1999) - AVADO BRANDS, Inc. (Nasdaq:AVDO), a rapidly growing, multi-concept casual dining restaurant company, today announced that it has obtained consents from the required percentage of holders of its 9.75% Senior Notes due 2006 to the amendment of certain covenants pertaining to the Senior Notes. The consent period expired at 5:00 p.m. on May 26, 1999. The amendments are being implemented in connection with a proposed private placement to qualified institutional buyers of $100 million of senior subordinated notes. The proposed sale of the senior subordinated notes is expected to close contemporaneously with a new $125 million bank revolving credit facility. The purpose of the proposed offering and the new bank facility is to refinance the Company's existing revolving credit facilities and to provide for future working capital and other corporate purposes. BancBoston Robertson Stephens Inc. acted as solicitation agent in connection with the consent solicitation.

     The senior subordinated notes will not initially be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act.